Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-195411) of Ellington Financial LLC of our report dated March 16, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, NY
March 16, 2017